Exhibit 15.1

February 9, 2016

Hamilton National Income Trust, Inc.
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701

Re: Opinion of Lowenstein Sandler LLP as to Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Hamilton National Income Trust, Inc., a Maryland corporation (the “Company”), with respect to certain tax matters in connection with the issuance and sale of common stock, par value $0.01 per share (the “Stock”) as described in the Offering Statement initially filed on December 21, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to Regulation A adopted under the Securities Act of 1933, as amended through the date hereof (the “Offering Statement”). In connection with the issuance and sale of the Stock, we have been asked to provide an opinion regarding (i) the classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”)1; and (ii) the accuracy and fairness of the discussion in the preliminary offering circular forming a part of the Offering Statement (the “Offering Circular”) under the caption “Material U.S. Federal Income Tax Considerations.”

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Offering Statement (including exhibits thereto); (2) the Articles of Incorporation of the Company, included as Exhibit 2.1 to the Offering Statement and (3) the Amended and Restated Advisory Agreement, dated December 17, 2015, between the Company and RMH Income Fund LLC, included as Exhibit 6.1 to the Offering Statement. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of the Company in a letter to us of even date herewith (the “Officer’s Certificate”) relating to, among other things, those factual matters as are germane to the determination that the Company and the entities in which it holds direct or indirect interests, has been and will be formed, owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Code (collectively, the Officer’s Certificate, and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

1 ‘Unless otherwise stated, all section references herein are to the Code.

Hamilton National Income Trust, Inc.

In our review, we have assumed, with your consent, that all of the factual representations, covenants and statements set forth in the Transaction Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company will be operated in the manner described in the relevant Transaction Documents. We have, consequently, assumed and relied on your representations that the information presented in the Transaction Documents accurately and completely describe all material facts relevant to our opinion. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or Transaction Documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.

In addition, where the Officer’s Certificate indicates that the Company will obtain advice of counsel in connection with taking certain actions, we have assumed that such advice will be accurate and that the Company will follow such advice in a manner that is consistent with the representations and covenants in the Officer’s Certificate.

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP, counsel for the Company, dated as of the date hereof that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland.

Based upon, and subject to the foregoing and the discussion below, we are of the opinion that:

(i)	commencing with the Company’s taxable year ending December 31, 2016 or its first year of material operations, the Company will be organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code; and

Hamilton National Income Trust, Inc.

(ii)	the discussion in the Offering Circular under the caption “Material U.S. Federal Income Tax Considerations,” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is a fair and accurate summary of the U.S. federal income tax considerations that are likely to be material to a holder of the Company’s Stock, other than certain holders excluded from such discussion.

We express no opinion on any issue relating to the Company or the discussion in the Offering Circular under the caption “Material U.S. Federal Income Tax Considerations” other than as expressly stated above.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Offering Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Lowenstein Sandler LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.

This opinion letter is rendered to you for your use in connection with the Offering Statement and may be relied upon by you and your stockholders. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Offering Circular and to the use of these opinions for filing as Exhibit 15.1 to the Offering Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP